Exhibit 11

LANDAMERICA FINANCIAL GROUP, INC. AND SUBSIDIARIES

Statement Re:  Computation of Earnings Per Share

The information required by this Exhibit is contained in Note 2 to the Consolidated Financial Statements of LandAmerica Financial Group, Inc. and its subsidiaries for the quarter ended June 30, 2003 set forth on page 8 of this report.